Filed Pursuant to Rule 424(b)(1)
                                                        File No. 333-88090


               Selling Security Holders Prospectus

                1,000,000 SHARES OF COMMON STOCK

                               OF

                  FENTON GRAHAM MARKETING, INC.

We are registering 1,000,000 shares of our common stock for sale by certain selling security holders. These shareholders are referred to throughout this prospectus as "selling security holders."

These selling shareholders will sell their shares at a price of $0.02 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices, or at privately negotiated prices. We will not receive any of the proceeds from the sales of shares by the selling security holders.

No public trading market for our common stock exists.

OUR COMMON STOCK BEING OFFERED BY THIS PROSPECTUS INVOLVES A HIGH
DEGREE OF RISK. YOU SHOULD READ THE "RISK FACTORS" SECTION
BEGINNING ON PAGE 5 BEFORE YOU DECIDE TO PURCHASE ANY COMMON
STOCK.

Neither the Securities and Exchange Commission nor any state commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Nor have they made, nor will they make, any determination as to whether anyone should buy these securities. Any representation to the contrary is a criminal offense.


        The date of this prospectus is May 12, 2003

                                1


                        TABLE OF CONTENTS

                                                                          Page

Prospectus Summary                                                          4

Risk Factors                                                                5

   We are a development stage company with no operating history             5

   Because we will need to raise additional funds and these funds
   may not be available to us, we may need to change our business plan      5

   Our auditor's report reflects the fact that we have insufficient
   revenue and it would be unlikely for us to continue as a going concern   6

   The loss of services or unavailability of our sole officer and
   director would have an adverse affect on our business                    6

   If our ad delivery and tracking technology proves to be
   ineffective, we may be unable to attract and retain advertising clients  6

   Sales of our shares held by the Selling Shareholders in a concurrent
   offering may make it difficult for us to sell shares in the offering     7

   There is no minimum purchase requirement                                 7

   There is no current public market for our common stock                   7

   Our shares may be considered a "penny stock"                             8

Forward-Looking Statements                                                  8

Use of Proceeds                                                             8

Determination of Offering Price                                             9

Dilution                                                                    9

Selling Security Holders                                                    9

Plan of Distribution                                                       11

Legal Proceedings                                                          12

Directors, Executive Officers, Promoters and Control Persons               12

Security Ownership of Certain Beneficial Owners and Management             13

                                  2


Description of Securities                                                  14

Interest of Named Experts and Counsel                                      14

Disclosure of Commission Position on Indemnification for
Securities Act Liabilities                                                 14

Organization Within the Last Five Years                                    15

Description of Business                                                    15

Management's Plan of Operation                                             24

Description of Property                                                    27

Certain Relationships and Related Transactions                             28

Market for Common Equity and Related Stockholder Matters                   29

Executive Compensation                                                     29

Financial Statements                                                       31

Changes In and Disagreements With Accountants on Accounting and
Financial Disclosure                                                       45

Where You Can Find More Information                                        45

Experts                                                                    46

Legal Matters                                                              46

                               3


                       PROSPECTUS SUMMARY

THE COMPANY

Fenton Graham was incorporated in the State of Nevada on October 17, 2001 for the purpose of offering marketing solutions to Internet businesses which will help them build brands, acquire customers, drive traffic, increase sales and garner customer relations.

Since our inception, our activities have been limited to raising funds and developing our software and business plan. As of December 31, 2002, we have realized $106,675 net losses and have not yet established profitable operations. We do not expect to earn significant revenues until May 2003 or later.

Our principal executive offices are located 13215 Verde River
Drive, Unit 1, Fountain Hills, Arizona 85268. Our telephone number is (480) 836-8720.

THE OFFERING

Shares offered by Selling Security
Holders                                 1,000,000 shares of
                                        common stock.

Plan of distribution                    The offering of our
                                        shares of common stock
                                        are being made by 18
                                        shareholders of Fenton
                                        Graham who may wish to
                                        sell their shares.
                                        These selling
                                        shareholders will offer
                                        their stock at a price
                                        of $0.02 per share until
                                        our shares are quoted on
                                        the OTC Bulletin Board
                                        and thereafter at
                                        prevailing market
                                        prices, or at privately
                                        negotiated prices.

Use of proceeds                         Fenton Graham will not
                                        receive any proceeds
                                        from the sale of shares
                                        owned by the selling
                                        security holders.

                       CONCURRENT OFFERING

The registration statement of which this prospectus is a part also includes a prospectus with respect to the offering by Fenton Graham for cash of 5,000,000 shares of Fenton Graham common stock. This distribution may have a material adverse effect on the market price of the common stock offered by the selling security holders.

Shares offered by Fenton Graham         5,000,000 shares of
                                        common stock.

Shares to be sold by Selling
Security Holders                        1,000,000 shares of
                                        common stock.

Plan of distribution                    Fenton Graham will offer
                                        and sell 5,000,000
                                        shares for cash at a
                                        price of $0.02 per
                                        share.

                              4

Use of proceeds                         Fenton Graham will
                                        receive the proceeds to
                                        be derived from the sale
                                        of an aggregate
                                        5,000,000 shares of its
                                        common stock.

 In this prospectus, reference to "we," "our" and "us" refers to
                  Fenton Graham Marketing, Inc.

                          RISK FACTORS

An investment in the securities that are being offered involves a high degree of risk and should only be made by those who can afford to lose up to their entire investment. Before purchasing these securities, you should consider carefully the following risk factors, in addition to the other information in this prospectus.

Risks related to our financial condition

WE ARE A DEVELOPMENT STAGE COMPANY ORGANIZED IN OCTOBER 2001 AND HAVE NO OPERATING HISTORY, WHICH MAKES AN EVALUATION OF US EXTREMELY DIFFICULT. AT THIS STAGE OF OUR BUSINESS OPERATIONS, EVEN WITH OUR GOOD FAITH EFFORTS, YOU HAVE A HIGH PROBABILITY OF LOSING YOUR INVESTMENT.

We were incorporated in October of 2001 as a Nevada corporation. As a result of our recent start up, Fenton Graham has yet to generate revenues from operations and anticipates losses for the foreseeable future. Since incorporation, our business activities have been limited to raising funds, developing our software and business plan. Because our technology is not fully developed and we have no customers, there is nothing at this time on which to base an assumption that our business operations will prove to be successful or that we will ever be able to operate profitably. Our future operating results will depend on many factors, including our ability to raise adequate working capital, demand for our products and services, the level of our competition and our ability to attract and maintain key management and employees. You should not invest in this offering unless you can afford to lose your entire investment.

BECAUSE WE WILL NEED TO RAISE ADDITIONAL FUNDS AND THESE FUNDS
MAY NOT BE AVAILABLE TO US WHEN WE NEED THEM, WE MAY NEED TO
CHANGE OUR BUSINESS PLAN OR WE WILL FACE BANKRUPTCY AND CEASE
OPERATIONS AND YOU WILL LOSE YOUR ENTIRE INVESTMENT.

Based on our current projections, we will need to raise funds after the expiration of one year from the closing of this offering through the issuance of equity, equity-related or debt securities in addition to the funds we are raising in this offering. We will need to raise additional capital sooner than one year after the closing of this offering if we are unable to sell the maximum number of shares of common stock being offered

                            5

or if we receive the maximum proceeds and our sales are lower than expected. Additional capital may not be available to us on favorable terms when required, or at all. If this additional financing is not available to us, we may need to dramatically change our business plan, sell or merge our business or face bankruptcy and cease operations. In addition, our issuance of equity or equity-related securities will dilute the ownership interest of existing shareholders and our issuance of debt securities could increase the risk or perceived risk of our company. Any of these actions could cause our stock price to fall. Apart from our requirements for capital in addition to the anticipated proceeds of this offering, prospective investors should be aware of the possibility that we will not raise any funds in this offering and we will not be able to commence operations.

OUR AUDITOR'S REPORT REFLECTS THE FACT THAT WE HAVE INSUFFICIENT
REVENUE AND IT WOULD BE UNLIKELY FOR US TO CONTINUE AS A GOING
CONCERN.

The financial statements included in this filing have been prepared in conformity with generally accepted accounting principles that contemplate the continuance of the Company as a going concern. They reflect that the Company has losses from operations and has not generated significant revenue. If necessary, the Company intends to use borrowings and sales of its securities to mitigate the effects of its cash position, however no assurance can be given that debt or equity financing, if and when required will be available.

Risks related to our business

J.P. SCHRAGE IS OUR SOLE OFFICER AND DIRECTOR. THE LOSS OR
UNAVAILABILITY TO FENTON GRAHAM OF HIS SERVICES WOULD HAVE AN
ADVERSE EFFECT ON OUR BUSINESS, OPERATIONS AND PROSPECTS AND YOUR
INVESTMENT COULD BE LOST.

We face the risk that Mr. Schrage could leave Fenton Graham with little or no prior notice because he is not bound by an employment agreement. We do not have "key person" life insurance policies covering Mr. Schrage. In the event we should lose the services of Mr. Schrage prior to hiring additional management, we would be required to cease pursuing our business plan, which would result in the loss of your entire investment.

IF OUR AD DELIVERY AND TRACKING TECHNOLOGY PROVES TO BE
INEFFECTIVE, WE WILL BE UNABLE TO ATTRACT AND MAINTAIN
ADVERTISING CLIENTS.  IF WE ARE UNABLE TO GENERATE REVENUE FROM
ADVERTISING CLIENTS YOUR INVESTMENT MAY BE LOST.

If the online advertising market does not develop further, or develops more slowly than expected, we may not generate enough advertising revenue to turn a profit. Since we expect to derive substantially all of our revenue from online advertising, our future success is highly dependent on the increased use of the Internet as an advertising medium. Because we have not yet fully developed our WarRoom and Redirector technology and it has not

                            6

been proven effective for business use, we cannot assure you that the use of our WarRoom and Redirector software, if and when developed, will be effective in serving, targeting and tracking advertisements or other marketing and promotional activities. Once our technology is ready for business use, our revenue would be adversely affected if marketers do not perceive that the use of our WarRoom and Redirector software will improve the effectiveness of their marketing campaigns.

Risks related to this offering

SALES OF OUR SHARES BY THE SELLING SECURITY HOLDERS IN A
CONCURRENT OFFERING MAY MAKE IT DIFFICULT FOR US TO SELL SHARES
IN THE OFFERING.  IF WE ARE UNABLE TO RAISE MONEY FROM THIS
OFFERING WE MAY NOT BE ABLE TO CONTINUE OUR BUSINESS AND YOU WILL
LOSE YOUR INVESTMENT.

Upon completion of this offering we will have outstanding 11,000,000 shares of common stock if all the shares offered are sold. Of these shares, the shares of common stock sold in this offering and the concurrent selling security holders' offerings will be freely tradable in the public market without restrictions or further registrations under the 1933 Act. Thus, concurrent with the offer and sale of shares of our common stock described in this Prospectus, our selling security holders may offer 1,000,000 shares of our common stock for sale in a non-underwritten offering by this Prospectus. Sale of a substantial number of shares of our common stock in the public market by our selling security holders concurrently with this offering could depress the market price of our common stock and could impair our ability to raise capital by preventing us from selling all of the shares in the offering.

THERE IS NO MINIMUM PURCHASE REQUIREMENT. THEREFORE WE MAY RECEIVE LITTLE OR NO FUNDING FROM THIS OFFERING. IF ONLY A MINIMAL AMOUNT OF SHARES ARE SOLD, YOU WILL HOLD SHARES IN A COMPANY THAT IS SUBSTANTIALLY UNDERCAPITALIZED AND CONTROLLED BY INSIDERS.

Purchasers should realize that all sales will be final and no proceeds will be returned to any purchasers regardless of how few shares are sold and proceeds raised. Should we raise only a minimal amount through this initial public offering, and since we will not receive any of the proceeds from the sales by the selling security holders, we will rely upon our officers and directors, who are our major shareholders, to cover operating costs and provide the professional expertise to keep us operational until such time as we can raise the funds necessary to proceed with our planned operations.

THERE IS NO CURRENT PUBLIC MARKET FOR OUR COMMON STOCK; THEREFORE
YOU MAY BE UNABLE TO SELL YOUR SHARES AT ANY TIME, FOR ANY
REASON, AND AT ANY PRICE, RESULTING IN A LOSS OF YOUR INVESTMENT.

As of the date of this prospectus, there is no public market for our common stock. Although we plan to contact an authorized OTC Bulletin Board market maker for sponsorship of our securities on the Over-the-Counter Bulletin Board, there can be no assurance that our attempts to do so will be successful. Furthermore, if our securities are not quoted on the OTC Bulletin Board or elsewhere, there can be no assurance that a market will develop for the common stock or that a market in the common stock will be maintained. As a result of the foregoing, investors may be unable to sell their shares for any reason.

                                7

OUR SHARES MAY BE CONSIDERED A "PENNY STOCK" WITHIN THE MEANING OF RULE 3A-51-1 OF THE SECURITIES EXCHANGE ACT WHICH WILL AFFECT YOUR ABILITY TO SELL YOUR SHARES; "PENNY STOCKS" OFTEN SUFFER WIDE FLUCTUATIONS AND HAVE CERTAIN DISCLOSURE REQUIREMENTS WHICH MAKES IT DIFFICULT FOR YOU TO RESELL YOUR SHARES IN THE SECONDARY MARKET.

Our shares will be subject to the Penny Stock Reform Act which will affect your ability to sell your shares in any secondary market which may develop. If our shares are not listed on a nationally approved exchange or the NASDAQ, do not meet the minimum financing requirements, or have a bid price of at least $5.00 per share, they will likely be defined as a "penny stock." Broker-dealer practices in connection with transactions in "penny stocks" are regulated by the SEC. Rules associated with transactions in penny stocks include the following:

     - the delivery of standardized risk disclosure documents;

     - the provision of other information like current bid/offer quotations, compensation to be provided broker-dealer and salesperson, monthly accounting for penny stocks held in the customers account;

     - written determination that the penny stock is a suitable investment for purchaser;

     - written agreement to the transaction from purchaser.

These disclosure requirements and the wide fluctuations that "penny stocks" often experience in the market may make it difficult for you to sell your shares in any secondary market which may develop.

                   FORWARD-LOOKING STATEMENTS

Some information in this prospectus may contain forward-looking statements. You can identify these statements by their forward-looking terminology such as "may," "expect," "anticipate," "continue," or other similar words. Forward-looking statements discuss future expectations, contain projections of results of operations or of financial condition or state other "forward-looking" information. When considering forward-looking statements in this prospectus, you should keep in mind the risk factors and other cautionary statements included in this prospectus. The risk factors noted in the "Risk Factors" section and the other factors noted throughout this prospectus, could cause our actual results to differ materially from those contained in any forward-looking statement.

                         USE OF PROCEEDS

This prospectus is part of a registration statement that permits the shareholders of Fenton Graham who are identified in this prospectus to sell their shares of Fenton Graham's common stock in the open market or in privately negotiated transactions. We will not receive any of the proceeds from the sale of the shares by the selling security holders but have agreed to bear all

                              8

expenses for registration of the shares under federal securities laws. All proceeds from the sale of the common stock will be paid to the selling security holders.


                 DETERMINATION OF OFFERING PRICE

The selling security holders will offer and sell the shares at $0.02 per share until our shares are qutoed on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. The price of the offered shares is based on our management's belief about the value of our business plan. Our common stock is presently not traded on any market or securities exchange.

                            DILUTION

As of December 31, 2002, Fenton Graham's net tangible book value was $44,625, or $0.007 per share of common stock. Net tangible book value is the aggregate amount of Fenton Graham's tangible assets less its total liabilities. Net tangible book value per share represents Fenton Graham's total tangible assets less its total liabilities, divided by the number of shares of common stock outstanding. After giving effect to the sale of 5,000,000 shares at an offering price of $0.02 per share of common stock, application of the estimated net sale proceeds (after deducting offering expenses of $9,000), Fenton Graham's net tangible book value as of the closing of this offering would increase from $0.007 to $0.013 per share. This represents an immediate increase in the net tangible book value of $0.006 per share to current shareholders, and immediate dilution of $0.007 per share to new investors, as illustrated in the following table:

    Public offering price per share of common stock $0.02 Net tangible book value per share before offering
    $0.007
    Increase per share attributable to new investors $0.006 Net tangible book value per share after offering $0.013
    Dilution per share to new investors               $0.007
    Percentage dilution                                35%

                   SELLING SECURITY HOLDERS

The following table sets forth the name of the selling security holders, the number of shares of common stock beneficially owned by each selling security holder as of May 7, 2002, the number of shares that each may offer, and the number of shares of common stock beneficially owned by each selling security holder upon completion of the offering, assuming all of the shares are sold.

                               Before the Offering           After the Offering
                            --------------------------    --------------------------
                               Shares       Percentage       Shares       Percentage
Name of Selling             Beneficially    of Common     Beneficially    of Common
Security Holder                 Owned         Stock          Owned          Stock
---------------             ------------    ----------    ------------    ----------


Risque, LLC (1)                250,000         4.2%            0              *
James Wexler (2)               250,000         4.2%            0              *
Regina Wexler (2)               15,000          *              0              *

                                       9

Merial H. Schine                15,000          *              0              *
Deborah Wexler                  15,000          *              0              *
Tara Romeo (3)                  30,000          *              0              *
Daniel Wexler (2)(3)            30,000          *              0              *
Dennis Pannulo (4)              30,000          *              0              *
Sandra Downing (4)              30,000          *              0              *
Dennis Reissig (5)              15,000          *              0              *
Sherri L. Reissig (5)           15,000          *              0              *
Constance J. Fournier (6)(7)    30,000          *              0              *
Francis O. Fournier (6)         30,000          *              0              *
Mark Griggs (7)                250,000         4.2             0              *
Mary G. Fuoco                   15,000          *              0              *
Julie Norrod                    15,000          *              0              *
Naomi L. McKee                  15,000          *              0              *
Paul DeRosa                     40,000          *              0              *

--------------------

* Denotes less than 1% of the issued and outstanding shares of common stock.

(1) Cinda Hey is the principal of Risque LLC. Neither Ms. Hey nor Risque LLC is deemed to be an affiliate of Fenton Graham. No other relationship exists between Ms. Hey, Risque LLC and any of the selling security holders.

(2)  Regina Wexler is the mother of James Wexler and Daniel
Wexler. Both James and Daniel Wexler are adults. Each disclaim beneficial ownership of each other's shares.

(3)  Tara Romero and Daniel Wexler are husband and wife.  Tara
Romero directly owns 15,000 shares and Daniel Wexler directly owns 15,000 shares. Therefore, Ms. Romero and Mr. Wexler are deemed to beneficially own each other's shares.

(4) Sandra Downing and Dennis Pannullo are husband and wife. Sandra Downing directly owns 15,000 shares and Dennis Pannullo directly owns 15,000 shares. Therefore, Ms. Downing and Mr. Pannullo are deemed to beneficially own each other's shares.

(5)  Sherri L. Reissig and Dennis Reissig are husband and wife.
Sherri L. Reissig directly owns 15,000 shares and Dennis Reissig directly owns 15,000 shares. Therefore, Mr. and Mrs. Reissig are deemed to beneficially own each other's shares.

(6) Constance Fournier and Francis Fournier are husband and wife. Constance Fournier directly owns 15,000 shares and Francis Fournier directly owns 15,000 shares. Therefore, Mr. and Mrs. Fournier are deemed to beneficially own each other's shares.

(7)  Constance Fournier is the mother of Mark Griggs.  Mark
Griggs is an adult. Each disclaim beneficial ownership of each other's shares.

                               10

                     PLAN OF DISTRIBUTION

We are registering the shares on behalf of the selling security holders. We will pay all costs, expenses and fees in connection with the registration of the shares offered by this prospectus. Brokerage commissions and similar selling expenses, if any, attributable to the sale of shares will be paid by the selling security holders.

The selling security holders will offer their stock at a price of $0.02 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices, or at privately negotiated prices. Such transactions may or may not involve brokers or dealers.

The selling security holders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or brokers-dealers regarding the sale of their securities. In addition, there is not an underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling security holders.

The selling security holders may effect such transactions by selling shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling security holders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both. The compensation paid as to a particular broker-dealer might be in excess of customary commissions.

The selling security holders and any broker-dealers that act in connection with the sale of shares might be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act. Any commissions received by such broker-dealers and any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act.

Because selling security holders may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act, the selling security holders will be subject to the prospectus delivery requirements of the Securities Act. We will make copies of this prospectus available to the selling stockholders and have informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares of common stock. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act of 1933.

Regulation M

We have informed the selling security holders that Regulation M promulgated under the Securities Exchange Act of 1934 may be applicable to them with respect to any purchase or sale of our common stock. In general, Rule 102 under Regulation M prohibits any person connected with a distribution of our common stock from

                             11

directly or indirectly bidding for, or purchasing for any account in which it has a beneficial interest, any of the common stock or any right to purchase this stock, for a period of one business day before and after completion of its participation in the distribution.

During any distribution period, Regulation M prohibits the selling security holders and any other persons engaged in the distribution from engaging in any stabilizing bid or purchasing our common stock except for the purpose of preventing or retarding a decline in the open market price of the common stock. None of these persons may effect any stabilizing transaction to facilitate any offering at the market. As the selling security holders will be reoffering and reselling our common stock at the market, Regulation M will prohibit them from effecting any stabilizing transaction in contravention of Regulation M with respect to this stock.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock will be Executive Registrar and Transfer Agency, Inc., 3118 W. Thomas
Road, Suite 707, Phoenix, Arizona 85017.

                        LEGAL PROCEEDINGS

Neither Fenton Graham, nor any of its affiliates, officers or directors is a party to any pending legal proceeding, and none of our property is the subject of any pending legal proceeding.

  DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The members of the Board of Directors of the Company serve until the next annual meeting of the stockholders, or until their successors have been elected. The officers serve at the pleasure of the Board of Directors.

There are no agreements for any officer or director to resign at the request of any other person, and the officer and director named below is not acting on behalf of, or at the direction of, any other person.

       Name and Address      Age    Position
       J.P. Schrage          26     President/Secretary/Treasu
                                    rer/Director

Mr. Schrage is engaged with the Company on a full-time basis.

J.P. Schrage

Mr. Schrage has been Secretary/Treasurer and a director of Fenton Graham since its inception. On July 5, 2002, he was appointed President when our former President resigned. Mr. Schrage began working full time for Fenton Graham on November 1, 2002. From May 2002 to November 1, 2002, Mr. Schrage served on a part-time basis as Operations Manager for VVVRRR, Inc. (VRI), an Internet marketing firm which deals with affiliate programs, a service also offered by Fenton Graham. VRI is not a direct competitor to Fenton Graham as VRI does nothing more than affiliate programs, which are designed to assist its clients in establishing a network of links on other businesses' websites which will direct the user to the client's website. VRI is a small company with

                            12

few employees and Mr. Schrage assisted the CEO in overseeing its daily operations. Mr. Schrage performed project manager duties and bookkeeping duties. In July 2002, Fenton Graham entered into a co-location agreement with VRI for the use of a portion of the space VRI leases from Technology Alliance Group to house its servers. From January 2000 to August 2002, Mr. Schrage served on a part-time basis as the Operations Manager with Quantum Leap Media, Inc., another small Internet marketing firm which provided products and services similar to those offered by Fenton Graham. Schrage acted as a project manager, taking many Internet sites and projects from start to finish. He also handled the company's finances, hired and dealt with employees, and assisted the CEO with both professional and personal matters. Quantum Leap Media ceased operations in August 2002. In December 1999, Mr. Schrage graduated with Honors from the University of Arizona, with a triple major in Entrepreneurship, Finance, and Marketing. He completed applicable course work such as Development of New Venture Plans, Marketing Planning and Operating Decision-Making, New Venture Development and Industry Analysis, New Venture Marketing and Finance, Consumer Behavior, International Marketing Management, Services Retailing, Marketing Research, Investments, Real Estate Finance and Investments, and Corporate Finance. During his time at the university, Mr. Schrage honed his management skills with a variety of employers. From May to August 1999, he was employed as a management intern for Wal-Mart. There he supervised many employees and processes while learning all aspects of running a Wal-Mart store. In May 1997, Mr. Schrage helped plan and set up a video rental store, Planet Video. He was employed with Planet Video through August 1998 as the nighttime manager and was responsible for supervising three to five employees nightly. From May 1996 to January 1997, Mr. Schrage was employed as the principal delivery person at Poma's Restaurante. He was responsible for training new employees and managing deliveries. Before attending the university, from April 1993 to August 1995, Mr. Schrage was the head cook at Big Daddy's Pizza. He coordinated all kitchen activities, supervised and delegated jobs to employees, dealt with vendors, and opened and closed the restaurant.

The Company's Board of Directors has not established any committees.

Conflicts of Interest

The officers and directors of Fenton Graham are accountable to it and its shareholders as fiduciaries, which requires that such officers and directors exercise good faith and integrity in handling the Company's affairs. A shareholder may be able to institute legal action on behalf of Fenton Graham or on behalf of itself and other similarly situated shareholders to recover damages or for other relief in cases of the resolution of conflicts is in any manner prejudicial to Fenton Graham.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth each person known to us, as of the date of this Prospectus to be a beneficial owner of five percent (5%) or more of the Company's outstanding common stock and our sole officer and director. No other class of voting securities is outstanding. Mr. Schrage has sole voting and investment power with respect to the shares shown.

Name and Address of           Amount and Nature of   Percent of
Beneficial Owner              Beneficial Ownership     Class

J.P. Schrage                    5,000,000 Direct       83.3%
c/o Fenton Graham

                            13


                    DESCRIPTION OF SECURITIES

The authorized capital stock of Fenton Graham consists of 100,000,000 shares of Common Stock, $0.001 par value per share.
Upon completion of this offering, assuming all the shares are sold, there will be 11,000,000 shares of common stock outstanding.

Common Stock

Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders, including the election of directors.

Holders of common stock do not have subscription, redemption or conversion rights, nor do they have any preemptive rights.

Holders of common stock do not have cumulative voting rights, which means that the holders of more than half of all voting rights with respect to common stock can elect all of Fenton Graham's directors. The Board of Directors is empowered to fill any vacancies on the Board of Directors created by resignations, subject to quorum requirements.

Holders of common stock will be entitled to receive such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor, and will be entitled to receive, pro rata, all assets of the Company available for distribution to such holders upon liquidation. There are currently 19 shareholders of record of Fenton Graham's common stock. To date, Fenton Graham has paid no dividends on its common stock, and intends, for the near future, not to pay dividends, but, instead, to retain any earnings to finance future growth.

              INTEREST OF NAMED EXPERTS AND COUNSEL

No named expert or counsel was hired on a contingent basis, will receive a direct or indirect interest in the small business issuer, or was a promoter, underwriter, voting trustee, director, officer or employee of the small business issuer.

    DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR
                   SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Fenton Graham pursuant to the Nevada General Corporation Law or the provisions of Fenton Graham's Articles of Incorporation, as amended, or Bylaws, or otherwise, Fenton Graham has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for the indemnification against such liabilities, other than the payment by Fenton Graham of expenses

                             14

incurred or paid by a director, officer or controlling person of the company in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, Fenton Graham will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

             ORGANIZATION WITHIN THE LAST FIVE YEARS

Fenton Graham was founded on October 12, 2001 by Ken Greble and J.P. Schrage. Mr. Greble and Mr. Schrage received 2,500,000 shares each in consideration of services provided to Fenton
Graham valued at $2,500 each.   Mr. Greble and Mr. Schrage were
compensated for assisting in the formation of the Company.

On July 5, 2002, Mr. Greble resigned from his positions as
President and director of the Company and he voluntarily tendered back his 2,500,000 shares to the Company for cancellation. The shares were cancelled and reissued to Mr. Schrage in consideration of his continued services to the Company.

                     DESCRIPTION OF BUSINESS

Overview

Since our inception last year, we have had no revenue and have generated operating and net losses. We were formed for the purpose of becoming a results driven Internet marketing company that specializes in providing its clients with custom Internet marketing campaigns.

Beginning in the first quarter of 2003, we plan to target small and medium sized businesses in North America, primarily in the United States. Because our President, J.P. Schrage, has worked in the Internet Marketing arena for 3 years and has been an avid Internet user since 1995, we believe we can offer Internet marketing services and use Mr. Schrage's media expertise and our proprietary software technology to provide these companies with complete solutions to close the marketing circle by helping them build brands, acquire new customers, increase traffic, drive sales and grow customer relationships. We have nearly completed developing our WarRoom and Redirector software technology which will deliver solutions to marketers that include pop-ups, domain redirects, banner ads, affiliate programs, and other marketing methods. This will create a compelling marketing solution: the ability to deliver the right message at the right time to the right person.

Services

Our services will be designed to allow our clients to interact in an environment that maximizes e-mail, Web-based and wireless inventory, while driving one-to-one, business-to-consumer communication that stimulates transactions, optimizes campaigns in real time and fosters the development of loyal relationships with customers. Following is a brief description of each of the services we hope to provide by the end of the first quarter of 2003.

Goals Analysis - We will begin with a phone interview about our client's desires, visions and goals for the purpose of developing a rough sketch of the scope of the project.

                             15


Analysis of Competition - Part of the preliminary site review that we will do includes online searches using keywords to find our client's competition. Discovering what their competition is doing online can be the launching pad for fresh ideas.

Web Site Marketing Analysis - We will analyze our client's existing site with respect to titling (the title on each page of the website), keyword use (specific keywords sprinkled throughout the site for search engine positioning purposes), search engine strategy implementation (finding out what search engines the client has pursued being listed on), alternative statement (text that appears as you mouse over a graphic on a website) use and current online marketing strategies. As part of an extensive site review, we will create a report listing their company's current rankings along with recommendations for enhancements.

   In addition to market analysis we will perform a technical review, checking for coding issues that may impact search engine positioning as well as overall Web page performance. The time it takes a client's webpage to load is also an important factor in site creation and maintenance. The main incentive for users to buy online are convenience and the amount of time saved.

Site Design - A well-designed Web site attracts customers,
   strengthens product awareness and differentiates a company
   from its competition.   We plan to develop a design program
   which will deliver a Web site that maximizes our client's business opportunities in a fast, cost effective way, using proven Web architecture. This proven Web architecture consists of pre-designed templates for Web pages as well as pre-designed program modules for handling common Webpage functions such as a shopping cart or e-mail address collector.

Online Ad Creation and Placement - A targeted campaign of well-crafted ads placed in carefully researched locations can lead to volumes of quality traffic. After assessment of goals, we will develop a budgeted and targeted program for our client's review, and then place ads as planned.

Targeted E-mail Campaigns - We will drive traffic to our clients' sites by sending mass e-mails to opt-in e-mail lists ("opt-in" refers to the process of a web surfer opting to receive special notices or offers via e-mail). These lists can be generated by placing forms on webpages to capture web surfers' e-mail addresses. The web surfers themselves type in their address to request inclusion in the list (the web surfer benefits be receiving either an incentive or information they see as useful to them). The use of these opt-in lists prevents our clients from receiving a bad name through spamming (sending unsolicited commercial e-mail).

Online Advertising Services

We plan to administer the following advertising vehicles for any e-business. We will develop advertising campaigns, ensure against fraudulent advertisers with tracking capabilities built into our software and review and measure the results. Fraudulent advertisers are prevented with the tracking that our software provides. Our software records the IP address of every user who

                              16

sees one of our ads. If an ad on a website is served to the same IP address more than once in 24 hours, the ad is not paid for by Fenton Graham. This is standard practice in any advertising on the Internet today. This prevents someone from having a computer automatically refresh a webpage thousands of times in one day to get paid for serving more ads.

     CTP = Content Transfer Pages - these pages appear on
     Web sites as a separate browser usually sized as a 400 by 400 pixel pop-up, which means that the pop-up will take up about 33% of the average screen. These are fully navigable browsers that show your site and its contents.

     CPA = Cost Per Acquisition - these advertisements appear on a Web site and the advertiser is charged only when the visitor takes a predetermined action (i.e.
     signing up for a membership or subscription.)

     CPC = Cost Per Click through - these advertisements appear on a Web site and the advertiser is charged only when the Web surfer clicks on the advertiser's ad.

     CPM = Cost per Thousand - this type of advertising consists of banner style ads that the advertiser is charged per thousand impressions that appear on Web sites.

Online Traffic Generation

Our goal is to continually find new ways to harness highly targeted Internet traffic. This traffic will be used in campaigns for our clients. The primary traffic techniques we are currently developing are:

     -    Pop-up Windows
     -    Domain Names
     -    Banner Advertising
     -    Banner Exchanges
     -    Exit Traffic Retention
     -    Search Engine Positioning
     -    Paid Directory Listings
     -    E-mail Marketing
     -    Affiliate Programs

"Pop-up Windows" are advertisements that "pop-up" in a new window as people are browsing Internet sites. Pop-ups can be purchased for relatively low amounts of money from large networks of web sites. This can provide quick exposure on large web sites for clients of Fenton Graham. Pop-ups are low priced and cannot be marked up much, but large profits can still be realized as clients will purchase campaigns of 500,000 or 1,000,000 or more pop-ups. Pop-ups can also be deployed when people leave web sites. These are generally more cost effective while working just as well.

                            17

"Domain Names" are typed in by Internet users into a web browser to get them where they're going (i.e.: yahoo.com). Many domain names generate significant amounts of traffic from people typing them into their web browsers. This traffic can be rented from the owners of the domain names (there is no affiliation between Fenton Graham and the owners of these domains). Most of the domains we will rent are now defunct websites that still receive traffic, while others are misspellings of popular domains such as "yhaoo.com." As an example, Fenton Graham might have an online travel agent as a client. Fenton Graham would then find the people or companies that own domain names related to travel such as "vacations.com" Searching for domains to rent can be done at websites such as allfordomains.com or showcasedomain.net. If Fenton Graham could successfully rent the traffic from the owner of vacations.com, everyone that types in vacations.com would essentially be redirected to the travel agent's site. The web surfer gets redirected to a useful site (when otherwise they might have received a page not found error), the travel agent gets a possible sale, and Fenton Graham gets paid by the travel agent for marketing their site. In the case of a misspelled domain, the web surfer may not reach their intended site, but rather one of our clients' sites. The web surfer could then continue on to their intended site by properly entering the domain name into their web browser.

Fenton Graham plans to rent at least 1,000 different domain names from various domain name owners to take advantage of this opportunity. As an example, Fenton Graham would look to rent a domain name that is travel related and receives 500 hits (number of times the domain is typed into web browsers worldwide) per day for approximately $150.00 per month ($0.01 per hit). With this domain name, the traffic could be directed to a travel agency's website for $0.025 per hit. Another option is to again direct the traffic to the travel agency's website, but be paid on a per click basis of $0.125 or on a per action basis of $3.00 to $10.00 per plane ticket or vacation sold. In total, Fenton Graham aims to control 100,000 hits per day in domain traffic, although there is no assurance that Fenton Graham will reach this number of hits or increase its revenues each month. Using the money budgeted for operating expenses, the number of domains rented will slowly increase each month as revenues increase. No domains have been rented as of the date of this Prospectus.

"Banner Advertisements" are commonly used on most Internet web pages. They act as small billboards for the countless products and services that are advertised on the Internet. Fenton Graham will locate competitively priced banner ad inventory from leading publishers. This allows us to offer our clients a positive return on their advertising dollars while building product recognition at the same time.

                               18


"Banner Exchanges" allow webmasters to trade advertising space on their web page in return for advertising space on someone else's web page. The goal is to participate in targeted banner exchanges by capitalizing on our ability to generate online traffic. We will accumulate banner credits for each of our clients. Each banner credit is worth one advertisement on a webpage. In most cases one banner credit is given to us for every two banners that we display. For example, Websites A and B are part of a banner exchange. If Website A displays Website B's advertisement twice, Website A would receive one banner credit. This credit allows Website A to advertise on another Website that is participating in the banner exchange. The banner exchange gets the other credit as payment for making the process possible by serving and tracking the advertisements.

"Exit Traffic" is the large amount of "lost" online traffic commonly known as "404 Error Traffic" or "File Not Found." An estimated 5% of all pages downloaded from the Internet end up as 404 Errors (James Pitkow. Summary of WWW Characterizations, Seventh International World Wide Web Conference, April 1998, Brisbane, Australia). This translates into over 100 million pages daily. This traffic can be garnered by purchasing the 404 traffic from web hosting companies.

"Search Engine Positioning" is the process of designing and submitting your web page to search engines in a way that makes your page be displayed higher in search results than your competitors' pages. Search engine positioning is a constantly evolving art. Currently, meta tags (script at the beginning of web pages that can only be seen by robots on the web), keywords, and content are three of the biggest factors in getting high search engine rankings. Fenton Graham can apply this search engine positioning knowledge to any client's web site to make it a top performer on most of the major search engines.

"Paid Directory Listings" involves paying pay-per-click search engines, such as overture.com, for rankings. In order to have a high ranking for a particular key word, you must outbid others who want to be listed high for that same key word.

"E-mail Marketing" - we will compile large databases of "opt-in" subscribers, people who have requested to receive various types of offers, via in-house marketing efforts. We will also purchase or rent targeted e-mail lists from reputable suppliers if needed.

"Affiliate Programs" - we will be able to set up affiliate programs for any of our clients. An affiliate program is a marketing tool where the business pays another entity for contributing sales or leads to the business. For example, Amazon.com has an affiliate program in which any web site owner may put an Amazon.com banner on their site in return for a percentage of all sales revenue that originates from the banner. Affiliate programs basically establish a network of web sites linking back to our client's web site in return for a CPA (cost per action) reward. Third party monitoring is provided by sites such as Commission Junction, BeFree, and Linkshare.

                              19


Software

We are developing two proprietary programs to be used internally to serve and track online campaigns:

The Redirector - The Redirector works strictly with domain names and the traffic they generate. For example, if Fenton Graham rents the traffic from a domain name, that domain name is pointed to the Fenton Graham servers. From there, the traffic from the domain name is funneled through The Redirector to be sent to the correct Fenton Graham client's Website. Full tracking and statistics are kept throughout the process. The program was developed using ColdFusion, a programming language, and SQL, a Microsoft database application. The Redirector has a web page from which administrative functions and tracking can be performed.

WarRoom - WarRoom handles all other types of traffic that Fenton
   Graham will buy and sell. Banner ads, pop-ups, and exit traffic will all go through WarRoom. WarRoom is a program that can be set up to begin with an inventory of traffic available on a given day, and disperse the traffic to many different clients in a targeted manner with full accounting and statistics tracking. In essence, WarRoom automates the entire process. Humans buy and sell the traffic and enter what they've bought and sold into WarRoom. As an example, a Fenton Graham employee may find someone who wants to sell 1,000,000 pop-ups (the vendor) on their computer information website. The Fenton Graham employee would fill out a purchase order from that company for the pop-ups and enter the available inventory of 1,000,000 into WarRoom. WarRoom will automatically match up these pop-ups to a client who needs it. For example, maybe 600,000 would go to a computer store online (client) while the other 400,000 would go to a computer help service (client). As the ads are served by the vendor to the client, they are tracked by WarRoom. The program was developed using ColdFusion, a programming language, and SQL, a Microsoft database application. WarRoom has a web page from which administrative functions and tracking can be performed. WarRoom also has a log in page for clients and vendors where they can see their statistics and invoices.

Both programs were partially completed by contract labor hired by Quantum Leap Media, Inc. (QLM). QLM began winding up its affairs and when it discontinued its operations in July 2002, we purchased the partially developed software programs from QLM for $20,000 cash. In order for the programs to be complete and ready for use in our business, the following must be finished:

    -    Minor tracking bugs worked out
    -    Automatic billing incorporated into the software
    - User friendly client log-in area - backend programming as well as graphic design

Currently, we do not plan to seek a patent or other similar intellectual property protection for the software.

                            20


Privacy Concerns

We believe that issues relating to the privacy of Internet users and the use of personal information about these users are extremely important. In the course of delivering ads to a Web user, we will only collect non-personally identifiable information about the Web user. We do not collect any personally identifiable information about the Web user unless the Web user voluntarily and knowingly provides personally identifiable information.

In implementing any service or program designed to gather consumer data, we will always be mindful of our commitment to uphold the privacy principles of the Direct Marketing
Association. We will actively monitor privacy laws and regulations and seek to comply with all applicable privacy requirements.

Sales and Marketing

Our staff will work strategically with our customers to develop comprehensive marketing solutions. We believe that our clients desire integrated programs that go beyond the banner to include content integration, contextual sponsorships, promotions, sweepstakes, e-mail sponsorships, pop-ups, custom content and other highly effective advertising tools. When fully staffed, our personnel will possess the marketing, media, creative and advertising skills required to develop sophisticated advertising campaigns.

Our personnel will be trained to use a variety of marketing programs to generate demand for our products and services, build market awareness, develop customer leads and establish business relationships. Our marketing activities will include public relations, print advertisements, online advertisements and direct marketing, Web advertising seminars, trade shows, special events and ongoing customer communications programs.

We currently have no contracts with advertisers and will not have any until our software is complete and we are able to begin business.

The marketing towards advertisers that we will do will cost approximately $8,000 per year. This money will be used for media kits and various forms of advertising.

Seasonality and Cyclicality

J.P. Schrage, who serves as our sole officer and director, has previous experience in this business and has found that it is subject to seasonal fluctuations. It has been his experience that marketers generally place fewer advertisements during the first and third calendar quarters of each year, and direct marketers generally mail substantially more marketing materials in the third calendar quarter of each year. In addition, he found that expenditures by advertisers and direct marketers vary in cycles and tend to reflect the overall economic conditions, as well as budgeting and buying patterns. Furthermore, user traffic on the Internet seemed to decrease during the summer months which resulted in fewer advertisements to sell and deliver. A decline in the general economy or in the economic prospects of advertisers and direct marketers could adversely affect our revenue.

                            21

Competition

The market for interactive, Internet-based marketing solutions is extremely competitive. We believe that our ability to compete depends upon many factors both within and beyond our control, including the following:

     - the timing and market acceptance of new solutions and enhancements to existing solutions developed either by us or our competitors;

     - the continued and increasing acceptance by marketers of the Internet as an effective and cost-efficient means of advertising;

     - the ability to adapt to the rapidly changing trends of the Internet;

     - our customer service and support efforts;

     - our sales and marketing efforts;

     - our ability to adapt and scale our technology as customer needs change and grow; and

     - the ease of use, performance, price and reliability of solutions developed either by us or our competitors.

As we expand the scope of our Web services, we may face greater competition from a number of Web sites and other media companies across a wide range of different Web services, including in vertical markets where competitors may have advantages in expertise, brand recognition and other factors. Several companies offer competitive products or services through Web advertising networks, including DoubleClick, 24/7 Media and Engage Technologies. Our business may also encounter competition from providers of advertising inventory and database management products and related services, including DoubleClick and Engage Technologies. We will also compete with television, radio, cable and print for a share of the overall advertising budgets of marketers.

The Fenton Graham Difference

While a number of companies are competing in the Internet based marketing solutions business, we hope that advertisers will utilize our services instead of those of the established competitiors for a number of reasons.

Flexible Technology. Fenton Graham's WarRoom and Redirector technology is being developed to serve and track the sophisticated, relationship-building marketing programs that are designed to convert Internet users into loyal, long-term customers for businesses. The WarRoom and Redirector will track campaigns and provide real-time, customized reports, allowing marketers to increase the effectiveness of their marketing efforts and to realize the value of their customer base. In essence, our proprietary software will provide our clients with a full suite of serving, tracking, management and measurement

                            22

tools. In addition, our software can allow small website operators to place ads on large (top 100) websites. For example, we could buy 10,000,000 banner impressions on Yahoo! and sell them to many other smaller websites that couldn't otherwise purchase banners on such a large site due to minimum purchase requirements. We are not aware of any specific companies but, as it is typical in the technology industry, we believe that other marketing companies have or are developing similar software and ideas.

Marketing. Fenton Graham intends to hire a staff with experience and a rich knowledge base to offer clients counsel and expertise in developing an integrated, Internet strategy designed to meet branding, customer acquisition, and revenue-generating goals. Our marketing services will include assisting marketers in designing contextually relevant marketing campaigns that attract and retain the Internet user.

We believe that we will be competitive in our industry because Fenton Graham will offer full service sales and marketing solutions designed to allow our client's to interact in an environment that maximizes e-mail, Web-based and wireless inventory, while driving one-to-one, business-to-consumer communication that stimulates transactions, optimizes campaigns in real time and fosters the development of loyal relationships with their customers.

Intellectual Property

On July 15, 2002, Fenton Graham purchased all rights, title and interest in theWar Room and Redirector technologies from Quantum Leap Media, Inc. who was developing the software. We will hire outside consultants to assist us in completing the development and hope to have fully workable versions of the technologies no later than the second quarter 2003. The software will be considered a "fully workable version" once it is to the point where it could be used in live marketing situations. These consultants are yet to be hired. It is anticipated that the work will be contracted out in June 2003.

We do not plan to seek a patent or other similar intellectual property protection. We intend to enter into confidentiality or license agreements with our employees, consultants and corporate partners in order to control access to and distribution of our technologies, documentation and other proprietary information. Despite these efforts, unauthorized parties may attempt to disclose, obtain or use our advertising solutions or technologies. Our precautions may not prevent misappropriation of our advertising solutions or technologies, particularly in foreign countries where laws or law enforcement practices may not protect our rights as fully as in the United States.

Our technology will collect and utilize data derived from user activity on the Internet. This information will be used for targeting advertising and predicting advertising performance. Although we believe that we generally have the right to use this information and to compile it in our database, we cannot assure you that any trade secret, copyright or other protection will be available for this information. In addition, others may claim rights to this information. Furthermore, we cannot guarantee that any of our intellectual property will be viable or valuable in the future since the validity, enforceability and scope of protection of intellectual property in Internet related industries is uncertain and still evolving. In addition, third parties may assert infringement claims against us. Any claims could subject us to significant liability for damages and could

                            23

result in the invalidation of our intellectual property rights. In addition, any claims could result in litigation, which would be time-consuming and expensive to defend, and divert our time and attention. Even if we prevail, this litigation could cause our business, results of operations and financial condition to suffer. Any claims or litigation from third parties may also result in limitations on our ability to use the intellectual property subject to these claims or litigation unless we enter into arrangements with the third parties responsible for these claims or litigation, which could be unavailable on commercially reasonable terms. We believe that factors such as the technological and creative skills of our personnel, new service offerings, brand recognition and reliable customer service are more essential to establishing and maintaining our position in the marketplace, rather than the legal protection of our technology. We cannot assure you that others will not develop technologies that are similar or superior to our technology.

Research and Development

In July 2002, Fenton Graham purchased its WarRoom and Redirector proprietary programs from Quantum Leap Media, Inc. ("QLM") for $20,000. The programs were partially developed when purchased and all research and development costs to that point had been paid by QLM. We will engage contract labor to complete the development of the programs which will be paid from the proceeds of this offering.

Employees

Currently, the only employee is our sole officer, J.P. Schrage. Over the next few months, we plan to hire 3 contract workers to assist in completing the development of our software and technology. We are not subject to any collective bargaining agreements and believe that our employee relations are excellent. Our future success depends in part on our ability to attract, retain, integrate and motivate highly-skilled employees. Competition for employees in the industry is moderate.

                 MANAGEMENT'S PLAN OF OPERATION

Overview

Fenton Graham was recently formed to provide online marketing services to small to medium sized companies. We plan to supply Internet traffic to the Websites of our clients by using marketing expertise and traffic generation techniques such as pop-up windows, domain names, banner ads, banner exchanges, exit traffic, search engine positioning, paid directory listings, e-mail marketing and affiliate programs. We will also assist our clients in developing relationships with vendors.

As additional funds become available, our objective is to position ourself as a leading provider of technology and marketing solutions that are designed to go beyond simple banners to produce better customer conversion rates, resulting in higher prices for our clients' inventory and more value for marketers. However, there is no assurance that we will be successful in doing so.

                              24


Plan of Operations

During the next 12 months, we plan to complete the development of our proprietary software, purchase or lease hardware, hire an initial staff, and begin business. We anticipate requiring approximately $100,000 to fund our minimum level of operations during this period. Approximately $9,000 will be used to pay the costs of this offering, $11,000 will be used to complete the development of our software and business, $8,000 will be used to purchase or lease hardware, $13,000 will be used towards office space and related equipment, $7,000 will be used in sales and advertising, $5,000 is set aside for legal and accounting assistance, $43,000 to facilitate the hiring of staff, and $4,000 will be general working capital.

Our current cash is not adequate to satisfy our requirements. This stock offering is a critical aspect of our plan and it is intended to provide the funds necessary to develop our proprietary software and to establish operations. Without the maximum funds provided from this offering, our plan could not proceed as contemplated. If we are unsuccessful in raising the maximum amount in this offering, we will need to raise the additional amount we need by selling shares of our common stock through one or more private placements followed by a secondary public offering if necessary. We do not have any arrangements in place at this time for any future equity financing.

The timing and extent of our growth will depend upon our ability to raise additional funds. To the extent that we are able to sell all of the shares offered hereby, it will allow us to accelerate our timetable. If we are only able to sell the a small amount of the shares offered hereby, then we anticipate that the amount of time necessary for us to achieve our goals will be greater and we may not be able to realize our goals before our financial resources are depleted.

Management believes we will need to raise between $100,000 and $200,000 over the next 24 months, which include the funds raised in this offering. The exact amount we will need to raise will be determined by the then current market conditions, and the status of cash flow within Fenton Graham. It is anticipated that an initial injection of $100,000 will be required within the next 12 to 15 months. Should we fail to raise at least $100,000 during the next 12 months from this and other offerings, we may not be able to fulfill our business plans and you could lose your entire investment.

Should management decide that raising funds by means of one or more private placements or a secondary public offering would be detrimental to Fenton Graham and its shareholders due to adverse stock market conditions or because our cash flow is limited as a result of little or no revenues, we will attempt to secure a line of credit with an established financial institution to assist with the software development, staffing, marketing and general working capital purposes.

Costs and Expenses

Currently, we have minimal monthly expenditures. We will use the funds raised in this offering to complete the development of our software, hire people as employees and on a contract basis, market our services and begin business. During the next 12 months, we intend to hire one employee to handle administrative and marketing tasks and we intend to hire, on a contract basis,

                              25

three technical consultants to complete the development of our software and handle hardware issues.

To date, our business has been in the early stages of development and has had no operations. Accordingly, we have had no revenues. All incurred expenses have been funded by our private offering. We are dependent upon the raising of capital through placement of our common stock. There can be no assurance that we will be successful in raising the capital we require to complete each of our Milestones detailed below through the sale of our common stock.

Milestones

Our business plan is to develop a complete Internet marketing business. We will need to raise at least $100,000 from this offering in order to implement our plan of operations for the next 12 months. This minimum amount of capital must be raised in order for us to properly execute our plan of operations. The shares are being offered and sold on a best efforts basis. If we fail to sell all of the shares offered, we will need to raise additional funds through more offerings of our common stock to achieve the following milestones.

Milestone 1: Establish an Office. We currently have an office from where we can conduct operations. We anticipate total office costs to be $23,000 for the next 12 months. This includes legal and accounting expenses, rent, equipment such as computers and telephones, and utilities.

Milestone 2: Complete Software Development. We will need at least $8,000 to complete the development of our Redirector and WarRoom software. On July 12, 2002, we purchased the software from Quantum Leap Media, Inc. for $20,000 cash. We used the proceeds from our private offering completed in January 2002 to make this purchase. At the time of the purchase, the software was not fully developed. Currently, the Redirector and WarRoom can redirect domains and serve ads as required, but they still need to be able to track all of this and present the information to clients in a well formatted online report. It is anticipated that following completion of this software, sales to clients could begin almost immediately. This work will be completed by contract labor in the first quarter of 2003.

Milestone 3: Purchase/Lease Hardware. We intend to lease three dual pentium servers with a minimum of 1 Gigabyte of RAM and purchase all peripherals including a backup device and miscellaneous cabling. This will allow us to serve and track the traffic we buy. (Accurate tracking of the traffic is very important as it is how we will bill our clients). This will cost at least $8,000 over the next 12 months. We expect the hardware to be fully purchased in the second quarter of 2003.

Milestone 4: Hire Staff. We will engage an administrative person as well as additional technical people. We expect that we may hire one administrative person during our first year of business. We expect that we may engage two to three technical people on a contract basis to help design future software, configure hardware, and keep our systems up and running. The hiring process would include running advertisements in the local newspaper and on the Internet and conducting interviews. It is estimated that to hire a full time administrative person, as well as have a technical team available on a contract basis will cost $43,000 per year. This hiring will take place in the second quarter of 2003.

                               26


Milestone 5: Develop Marketing Campaign. The next step would be to develop an advertising campaign, including establishing a list of prospects based on potential clients identified in the market survey, and designing and printing sales materials.

Potential clients of Fenton Graham Marketing are small to medium sized companies in North America, and primarily the United
States. These companies in most cases will already be offering a product or service on the Internet.

It is anticipated that it would take approximately six to eight weeks to develop the advertising campaign, although, depending on the availability of resources, we will attempt to develop our advertising campaign concurrently with establishing an office, developing software, purchasing hardware, and hiring employees and consultants. The cost of developing the first campaign is estimated at approximately $3,000.

Milestone 6: Implementation of Advertising Campaign and Sales Calls. Implementation of the advertising campaign would begin with sending out e-mails and calling prospective clients. Immediately following this, we would begin telephone follow ups. The cost of these first round sales efforts is estimated at $7,000. The implementation of advertising campaigns and sales calls will begin in the third quarter of 2003.

Milestone 7: Achieve Revenues. It is difficult to quantify how long it will take to convert our efforts into actual sales and revenues. We hope that clients will begin using our services within days of implementation of our advertising campaign, but it may take several weeks before people begin to purchase our services. Moreover, customers may not be willing to pay for the service at the time they order, and may insist on buying on account, which would delay receipt of revenues another month or two. Assuming we have received all necessary approvals to begin raising funds by October 15, 2002, and assuming an offering period of approximately one month, in a best case scenario we may receive our first revenues by August 1, 2003. However, a more realistic estimate of first revenues would be September 1, 2003 or later. Fenton Graham will not generate revenues directly from the sale or leasing of any software; we will use our software as a means for delivering our product, targeted Internet traffic. Our revenue will come from clients that receive our Internet marketing efforts which include things like banner ads, pop-up ads, and domain redirects. We will be paid based on the number of people we send to a client's site or on a percentage of sales generated from the people we send to their site.

We have no current plans, preliminary or otherwise, to merge with or acquire any other entity.

                     DESCRIPTION OF PROPERTY

Our principal administrative, sales, marketing, research and development offices are located at 13215 Verde River Drive, Unit 1, Fountain Hills, Arizona 85268. On February 1, 2002, we entered into an agreement to lease, on a month-to-month basis, 1,485 square feet at a cost of $1,431 per month.

Our servers will be housed at Technology Alliance Group (TAG) in Scottsdale, Arizona. VVVRRR, Inc. (VRI) leases, on a month-to-month basis, approximately half of one server rack in TAG's data center and uses about 2.5 Megabits of bandwidth. VRI is

                              27

responsible for payment of the monthly datacenter fees to TAG and we currently pay VRI $200 per month for the use of 1/8 of the rack of space and 1 Megabit of bandwidth. Until our software has been fully developed and ready for business use, we lease this limited space and bandwidth in order to house the one server we use to test and develop our software. The facility at TAG provides us with a secure area to store and operate our computer systems and capacity for communications links and Internet connectivity systems. Once our software is ready for business use and we have purchased additional hardware, we will need to re-evaluate our facility requirements and possibly enter into a lease agreement directly with TAG in order to meet our housing needs.

Since Fenton Graham is incorporated in Nevada it is required to maintain a resident office in that state in which corporate documents are available. The resident office is located at 777 N. Rainbow Blvd., Suite 390, Las Vegas, Nevada 89107. No activities take place in the resident office and no fees are charged by the resident agent at this address. All other activities have been consolidated to the facilities described above.

         CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On October 17, 2001 our founding officers and directors, Ken
Greble and J.P. Schrage, each received 2,500,000 shares of our common stock for assisting in the formation of Fenton Graham.
The services were valued at at $2,500 each.

In December 2001, Ken Greble, former President and a director of Fenton Graham, loaned the Company $1,100, which was used to pay the costs related to the sales of the Company's common stock in a private placement. The loan was non-interest bearing. $1,000 of the loan was repaid on April 8, 2002 from the proceeds of the private placement.

On July 1, 2002, Fenton Graham entered into a co-location agreement with VVVRRR, Inc. (VRI) for the use of a portion of the space VRI leases from Technology Alliance Group (TAG) to house its servers. Fenton Graham will pay VRI $200 per month, on a month-to-month basis, for partial use of the space it leases from TAG. At the time Fenton Graham entered into the agreement, our President, J.P. Schrage, was employed by VRI on a part-time basis. Mr. Schrage received no benefit from the lease payments made by Fenton Graham to VRI.

On July 5, 2002, Mr. Greble resigned as an officer and director and returned his 2,500,000 shares to the Company for cancellation. The shares were cancelled and reissued to Mr.
Schrage in consideration of his continued services to the Company.

On July 12, 2002, Fenton Graham purchased for $20,000 cash all rights, title and interest in the Redirector and WarRoom software from Quantum Leap Media, Inc. (QLM). Mr. Schrage was employed by QLM since January 2000 on a part-time basis as the Operations Manager until it ceased operations in August 2002. Mr. Schrage was not an officer, director or owner of QLM and received no benefit from the sale of the software to Fenton Graham.

                              28


     MARKET FOR COMMON STOCK AND RELATED SHAREHOLDER MATTERS

Market Information

As of the date of this prospectus and for the foreseeable future, there is no public or private market for our shares. Management has not undertaken any discussions, preliminary or otherwise, with any prospective market maker concerning his participation in the after-market for the our securities and Management does not intend to initiate any discussions until we have raised enough capital to conduct our business. There is no assurance that a trading market will ever develop or, if a market does develop that it will continue.

Holders

There are currently 19 holders of Fenton Graham's common stock.

Dividends

We do not have a policy of paying dividends, and it is currently anticipated that no cash dividends will be paid in order to retain earnings to finance future growth. Any future decision to pay cash dividends will be made on the basis of earning, alternative needs for funds and other conditions existing at the time.

Shares Eligible for Future Sale

As of the date of this Prospectus, we had an aggregate of 6,000,000 shares of our common stock issued and outstanding, all of which are "restricted securities," which may be sold only in compliance with Rule 144 under the Securities Act of 1933, as amended or exemptions from registration requirements of this act. Rule 144 provides, in essence, that a person holding restricted securities for a period of one year after payment therefore may sell, in brokers' transactions or to market makers, an amount not exceeding 1% of the outstanding class of securities being sold, or the average weekly reported volume of trading of the class of securities being sold over a four-week period, whichever is greater, during any three-month period. (Persons who are not our affiliates and who had held their restricted securities for at least two years are not subject to the volume or transaction limitations.) The sale of a significant number of these shares in the public market may adversely affect prevailing market prices of our securities.

                     EXECUTIVE COMPENSATION

Compensation of Directors. Our sole director receives no extra compensation for his service on our Board of Directors.

Compensation of Officers. Effective November 1, 2002, we began paying our sole officer, J.P. Schrage, a salary of $40,000 per year when he became a full-time employee of the Company. Mr. Schrage will not be compensated with cash for his prior services.

Mr. Schrage received 2,500,000 shares of our common stock, valued at $2,500, for assisting us in our formation. On July 5, 2002,

                             29

when our former President resigned, he returned the 2,500,000 shares owned by him to the Company which were cancelled and reissued to Mr. Schrage in consideration for his continued services to the Company. Considering the $0.02 per share offering price in this initial public offering, these shares were valued at $50,000.

Employment Agreements

Effective January 1, 2003, the Company entered into a formal employment agreement with J.P. Schrage.

Under the employment agreement, the Company has agreed to employ Mr. Schrage as the Company's President, Secretary and Treasurer. The term of the employment contract is one year from effective date. The agreement renews automatically for succeeding one-year terms unless otherwise terminated under the terms of the agreement. Mr. Schrage's compensation will be a base salary of $40,000 per year (which may be increased by consent of the Board), incentive bonus in accordance with Company performance, and various benefits.


Stock Option Plans. We have not adopted any stock option plans for the benefit of our employees as of the date of this prospectus.



                               30



                   FENTON GRAHAM MARKETING, INC.
                  (A DEVELOPMENT STAGE COMPANY)

                      FINANCIAL STATEMENTS

                  YEAR ENDED DECEMBER 31, 2002
        AND THE PERIODS FROM OCTOBER 17, 2001 (INCEPTION)
                  TO DECEMBER 31, 2002 AND 2001



                            CONTENTS

                                                     Page

     Independent auditors' report                     F-1

     Financial Statements:
      Balance Sheet                                   F-2
      Statements of Operations                        F-3
      Statement of Stockholders' Equity               F-4
      Statements of Cash Flows                        F-5
      Notes to Financial Statements                F-6 - F-14



                               31



                  INDEPENDENT AUDITORS' REPORT


Board of Directors
Fenton Graham Marketing, Inc.
Fountain Hills, Arizona

We have audited the accompanying balance sheet of Fenton Graham Marketing, Inc. (A Development Stage Company) as of December 31, 2002, and the related statements of operations, stockholders' equity, and cash flows for the year ended December 31, 2002 and the periods from October 17, 2001 (inception) to December 31, 2002 and 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Fenton Graham Marketing, Inc. as of December 31, 2002, and the results of its operations and its cash flows for the year ended December 31, 2002 and the periods from October 17, 2001 (inception) to December 31, 2002 and 2001, in conformity with accounting principles generally accepted in the United States of America.


The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has losses from operations and has not generated significant revenue. These factors raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/s/ Stonefield Josephson, Inc.

CERTIFIED PUBLIC ACCOUNTANTS

Santa Monica, California
March 5, 2003


                                                                         F-1


                               32


                  FENTON GRAHAM MARKETING, INC.
                  (A DEVELOPMENT STAGE COMPANY)

                BALANCE SHEET - DECEMBER 31, 2002


                             ASSETS

Current assets -
   cash and cash equivalents                                 $ 26,325

Software                                                       20,000
                                                             --------

       Total assets                                          $ 46,325
                                                             ========


              LIABILITIES AND STOCKHOLDER'S EQUITY

Current liabilities -
   Accounts payable and accrued expenses         $ 1,600
   Due to officer                                    100
                                                 -------

       Total current liabilities                             $  1,700


Stockholder's equity:
   Common stock, $0.001 par value, 100,000,000
    shares authorized, 6,000,000 shares issued
    and outstanding                                6,000
   Additional Paid-in Capital                    145,300
   Deficit accumulated during the
    development stage                           (106,675)
                                                ---------

       Total stockholder's equity                              44,625
                                                             --------

                                                             $ 46,325
                                                             ========


See accompanying notes to the financial statements.                      F-2


                                33



                  FENTON GRAHAM MARKETING, INC.
                  (A DEVELOPMENT STAGE COMPANY)

                    STATEMENTS OF OPERATIONS



                                                For the      For the
                                                period       period
                                                 from         from
                                              October 17,  October 17.
                                  For the        2001         2001
                                   year       (inception)  (inception)
                                   ended          to           to
                                  December     December     December
                                  31, 2002     31, 2001     31, 2002
                                 ----------   ----------   ----------

Net revenue                      $   5,708    $       -    $   5,708

Cost of revenue                          -            -            -
                                 ----------   ----------   ----------

Gross profit                         5,708            -        5,708

Selling, general and
administrative expenses            106,370        6,013      112,383
                                 ----------   ----------   ----------

Loss from operations before
provision for income taxes        (100,662)      (6,013)    (106,675)

Provision for income taxes               -            -            -
                                 ----------   ----------   ----------

Net loss                         $(100,662)   $  (6,013)   $(106,675)
                                 ==========   ==========   ==========

Loss per share - basic and       $   (0.02)   $   (0.00)
diluted                          ==========   ==========

Weighted average number of
shares - basic and diluted       5,995,753    5,148,077
 basic and diluted               =========    =========


See accompanying notes to the financial statements.                     F-3


                                       34


                          FENTON GRAHAM MARKETING, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                        STATEMENT OF STOCKHOLDERS' EQUITY

                                                                               Deficit
                                                                             Accumulated
                                          Common Stock          Additional   During the      Total
                                     ----------------------       Paid-in    Development   Stockholders'
                                       Shares       Amount        Capital       Stage        Equity
                                     ----------    --------     ----------   -----------   ------------

Balance at October 17, 2001                  -     $      -      $      -     $      -     $      -

Issuance of founder shares for
 services on October 17, 2001        5,000,000        5,000             -            -        5,000

Sale of shares for cash at $0.10
 per share on December 4, 2001         385,000          385        38,115            -       38,500

Subscribed shares of common stock
 at $0.10 per share on December
 4, 2001                                     -            -        29,500            -       29,500

Costs incurred for private
 placement on December 4, 2001               -            -        (1,200)           -       (1,200)

Net loss for the period from
 October 17, 2001 (inception)
 to December 31, 2001                        -            -             -       (6,013)      (6,013)
                                    -----------    ---------     ---------    ---------     --------

Balance at December 31, 2001         5,385,000        5,385        66,415       (6,013)      65,787

Issuance of subscribed stock in
 January 2002                          295,000          295         (295)            -            -

Sale of shares for cash at $0.10
 per share on January 4, 2002          320,000          320        31,680            -       32,000

Return of founder shares in
 July 2002                          (2,500,000)      (2,500)            -            -       (2,500)

Issuance of shares for services
 in July 2002                        2,500,000        2,500        47,500            -       50,000

Net loss for the year ended
 December 31, 2002                           -            -             -     (100,662)    (100,662)
                                    -----------    ---------     ---------   ----------    ---------

Balance at December 31, 2002         6,000,000     $  6,000      $145,300    $(106,675)    $ 45,625
                                    ===========    =========     =========   ==========    =========


See accompanying notes to the financial statements.                                               F-4

                                                            35


                  FENTON GRAHAM MARKETING, INC.
                  (A DEVELOPMENT STAGE COMPANY)

                    STATEMENTS OF CASH FLOWS

        INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS


                                                       For the        For the
                                                       period         period
                                                        from           from
                                                     October 17,     October 17,
                                      For the           2001           2001
                                       year          (inception)     (inception)
                                       ended             to             to
                                      December        December        December
                                      31, 2002        31, 2001        31, 2002
                                     ----------      ----------      ----------

Cash flows provided by (used
 for) operating activities:
  Net Loss                           $(100,662)      $  (6,013)      $(106,675)
                                     ----------      ----------      ----------
Adjustments to reconcile net
 loss to net cash used for
 operating activities -
 non-cash compensation                  50,000           5,000          55,000

Increase (decrease) in
 liabilities - accounts
 and accrued expenses                      600           1,000           1,600
                                     ----------      ----------      ----------

   Total adjustments                    50,600           6,000          56,600
                                     ----------      ----------      ----------

   Net cash used for operating
    activities                         (50,062)            (13)        (50,075)
                                     ----------      ----------      ----------

Cash flows used for investing
 activities - payments to
 acquire software                      (20,000)              -         (20,000)
                                     ----------      ----------      ----------

Cash flows provided by (used
 for) financing activities:
  Proceeds from officer-
   stockholder advance                       -           1,100           1,100
  Payment on advance from
   officer-stockholder                  (1,000)              -          (1,000)
  Issuance of common stock              59,000          37,300          96,300
                                     ----------      ----------      ----------

    Net cash provided by
     financing activities               58,000          38,400          96,400
                                     ----------      ----------      ----------

Net increase (decrease) in cash
 and cash equivalents                  (12,062)         38,387          26,325
Cash and cash equivalents,
 beginning of year                      38,387               -               -
                                     ----------      ----------      ----------

Cash and cash equivalents, end
 of year                             $  26,325       $  38,387       $  26,325
                                     ==========      ==========      ==========

Supplemental disclosusre of cash
 flow information:
  Interest paid                      $       -       $       -
                                     ==========      ==========
  Income taxes paid                  $       -       $       -
                                     ==========      ==========

Non cash activities:
 Issuance of common stock for
  services                           $  50,000       $   5,000
                                     ==========      ==========
 Stock subscription receivable
  for unissued shares                $       -       $  29,500
                                     ==========      ==========


See accompanying notes to the financial statements.                       F-5

                                36


                  FENTON GRAHAM MARKETING, INC.
                  (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS

                  YEAR ENDED DECEMBER 31, 2002
        AND THE PERIODS FROM OCTOBER 17, 2001 (INCEPTION)
                  TO DECEMBER 31, 2002 AND 2001



(1)  Description of Business and Summary of Significant Accounting Policies:

     Nature of Operations:

          Fenton Graham Marketing, Inc. (the "Company") is currently a development stage company under the provisions of the Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards ("SFAS") No. 7. The Company was incorporated under the laws of the State of Nevada on October 17, 2001. Although the Company recognized $5,708 in revenue in the year ended December 31, 2002, they do not consider this to be significant revenues, and therefore have determined to remain as a development stage entity.
          The Company does not expect to generate significant revenues until May 2003 or later.

     Use of Estimates:

          The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

     Cash and Cash Equivalents:

          The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents.

     Software:

          Software includes the cost paid for the rights, title, and interest to use a software. Such cost is capitalized and amortized on a straight-line basis over a period of three years, commencing with product release. As of December 31, 2002, the software has not yet been placed in service; therefore, software cost has not been amortized.

     Research and Development:

          Costs incurred in research and development activities are charged to expense as incurred.



                                                                         F-6

                               37


                  FENTON GRAHAM MARKETING, INC.
                  (A DEVELOPMENT STAGE COMPANY)

            NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                  YEAR ENDED DECEMBER 31, 2002
        AND THE PERIODS FROM OCTOBER 17, 2001 (INCEPTION)
                  TO DECEMBER 31, 2002 AND 2001


(1)  Description of Business and Summary of Significant Accounting Policies,
     Continued:

     Income Taxes:

          Income taxes are provided for based on the liability method of accounting pursuant to SFAS No. 109, "Accounting for Income Taxes." Deferred income taxes, if any, are recorded to reflect the tax consequences on future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end.

     Earnings (loss) per share:

          The Company calculates earnings (loss) per share in accordance with SFAS no. 128, "earnings per share," which requires presentation of basic earnings per share ("BEPS") and diluted earnings per share ("DEPS"). The computation of BEPS is computed by dividing income available to common stockholders by the weighted average number of outstanding common shares during the period. DEPS gives effect to all dilutive potential common shares outstanding during the period. The computation of DEPS does not assume conversion, exercise or contingent exercise of securities that would have an antidilutive effect on earnings. As of December 31, 2002 and 2001, the Company had no securities that would affect loss per share if they were to be dilutive.

       Fair Value of Financial Instruments:

          The Company's financial instruments consist of cash and cash equivalents and accrued expenses. The carrying amounts of these assets and liabilities approximate their fair value due to the highly liquid nature of these short-term instruments.

       Stock-Based Compensation:

          The Company accounts for stock-based employee compensation arrangements in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees" and complies with the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." Under APB No. 25, compensation cost is recognized over the vesting period based on the excess, if any, on the date of grant of the fair value of the Company's shares over the employee's exercise price. When the exercise price of the employee share options is less than the fair value price of the underlying shares on the grant date, deferred stock compensation is recognized and amortized to expense in accordance with FASB Interpretation No. 44 over the vesting period of the individual options. Accordingly, if the exercise price of the Company's employee options equals or exceeds the market price of the underlying shares on the date of grant, no compensation expense is recognized. Options or shares awards issued to non-employees or non-employee directors are valued using the fair value method and expensed over the period services are provided.


                                                                         F-7

                               38


                  FENTON GRAHAM MARKETING, INC.
                  (A DEVELOPMENT STAGE COMPANY)

            NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                  YEAR ENDED DECEMBER 31, 2002
        AND THE PERIODS FROM OCTOBER 17, 2001 (INCEPTION)
                  TO DECEMBER 31, 2002 AND 2001



(1)  Description of Business and Summary of Significant Accounting Policies,
     Continued:

     Comprehensive Income:

          SFAS No. 130, "Reporting Comprehensive Income," establishes standards for the reporting and display of comprehensive income and its components in the financial statements. The Company had no items of other comprehensive income and therefore has not presented a statement of comprehensive income.

     Recent Accounting Pronouncements:

          On June 29, 2001, SFAS No. 141, "Business
          Combinations," was approved by the Financial Accounting Standards Board ("FASB"). SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. Goodwill and certain intangible assets will remain on the balance sheet and not be amortized. On an annual basis, and when there is reason to suspect that their values have been diminished or impaired, these assets must be tested for impairment, and write-downs may be necessary. The Company has implemented SFAS No. 141 on January 1, 2002.

          On June 29, 2001, SFAS No. 142, "Goodwill and Other Intangible Assets," was approved by the FASB. SFAS No. 142 changes the accounting for goodwill from an amortization method to an impairment-only approach. Amortization of goodwill, including goodwill recorded in past business combinations, will cease upon adoption of this statement. The Company has implemented SFAS No. 142 as of January 1, 2002.

          In August 2001, SFAS No. 143, "Accounting for Asset Retirement Obligations," was issued which requires the recognition of a liability for an asset retirement obligation in the period in which it is incurred. When the liability is initially recorded, the carrying amount of the related long-lived asset is correspondingly increased. Over time, the liability is accreted to its present value and the related capitalized charge is depreciated over the useful life of the asset. SFAS No. 143 is effective for fiscal years beginning after June 15, 2002. The Company does not expect the adoption to have a material impact to the Company's financial position or results of operations.

          In August 2001, SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," was issued. This statement addresses the financial accounting and reporting for the impairment or disposal of long-lived assets and broadens the definition of what constitutes a discontinued operation and how results of a discontinued operation are to be measured and presented. The provisions of SFAS No. 144 are effective for financial statements issued for fiscal years beginning after December 15, 2001. The Company does not expect the adoption to have a material impact to the Company's financial position or results of operations.

                                                                         F-8

                               39


                  FENTON GRAHAM MARKETING, INC.
                  (A DEVELOPMENT STAGE COMPANY)

            NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                  YEAR ENDED DECEMBER 31, 2002
        AND THE PERIODS FROM OCTOBER 17, 2001 (INCEPTION)
                  TO DECEMBER 31, 2002 AND 2001



(1)  Description of Business and Summary of Significant Accounting Policies,
     Continued:

       Recent Accounting Pronouncements, Continued:

          In April 2002, the FASB issued Statement No. 145, "Rescission of SFAS Statements No. 4, 44, and 64, Amendment of SFAS Statement No. 13, and Technical Corrections," to update, clarify, and simplify existing accounting pronouncements. SFAS Statement No. 4, which required all gains and losses from debt extinguishment to be aggregated and, if material, classified as an extraordinary item, net of related tax effect, was rescinded. Consequently, SFAS Statement No. 64, which amended SFAS Statement No. 4, was rescinded because it was no longer necessary. The Company has implemented SFAS No. 142 as of January 1, 2002.

          In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." SFAS No. 146 addresses accounting and reporting for cost associated with exit or disposal activities and nullifies Emerging Issues Task Force Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (Including Certain Costs Incurred in a Restructuring)." SFAS
          No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized and measured initially at fair value when the liability is incurred. FASB No. 146 is effective for exit or disposal activities that are initiated after December 31, 2002, with early application encouraged. The adoption of this statement did not have a material effect on the Company's financial statements.

          In October 2002, the FASB issued Statement No. 147, "Acquisitions of Certain Financial Institutions-an amendment of FASB Statements No. 72 and 144 and FASB Interpretation No. 9," which removes acquisitions of financial institutions from the scope of both Statement 72 and Interpretation 9 and requires that those transactions be accounted for in accordance with Statements No. 141, Business Combinations, and No. 142, Goodwill and Other Intangible Assets. In addition, this Statement amends SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," to include in its scope long-term customer-relationship intangible assets of financial institutions such as depositor- and borrower-relationship intangible assets and credit cardholder intangible assets. The requirements relating to acquisitions of financial institutions is effective for acquisitions for which the date of acquisition is on or after October 1, 2002. The provisions related to accounting for the impairment or disposal of certain long-term customer-relationship intangible assets are effective on October 1, 2002.
          The adoption of this Statement did not have a material impact to the Company's financial position or results of operations as the Company has not engaged in either of these activities.



                                                                         F-9
                               40



                  FENTON GRAHAM MARKETING, INC.
                  (A DEVELOPMENT STAGE COMPANY)

            NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                  YEAR ENDED DECEMBER 31, 2002
        AND THE PERIODS FROM OCTOBER 17, 2001 (INCEPTION)
                  TO DECEMBER 31, 2002 AND 2001



(1)  Description of Business and Summary of Significant Accounting Policies,
     Continued:

       Recent Accounting Pronouncements, Continued:

          In December 2002, the FASB issued Statement No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure," which amends FASB Statement No. 123, "Accounting for Stock-Based Compensation," to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of Statement No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The transition guidance and annual disclosure provisions of Statement No. 148 are effective for fiscal years ending after December 15, 2002, with earlier application permitted in certain circumstances. The interim disclosure provisions are effective for financial reports containing financial statements for interim periods beginning after December 15, 2002. The adoption of this statement did not have a material impact on the Company's financial position or results of operations as the Company has not elected to change to the fair value based method of accounting for stock-based employee compensation.

          In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities." Interpretation No. 46 changes the criteria by which one company includes another entity in its consolidated financial statements. Previously, the criteria were based on control through voting interest. Interpretation No. 46 requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity's activities or entitled to receive a majority of the entity's residual returns or both. A company that consolidates a variable interest entity is called the primary beneficiary of that entity. The consolidation requirements of Interpretation No. 46 apply immediately to variable interest entities created after January 31, 2003. The consolidation requirements apply to older entities in the first fiscal year or interim period beginning after June 15, 2003. Certain of the disclosure requirements apply in all financial statements issued after January 31, 2003, regardless of when the variable interest entity was established. The Company does not expect the adoption to have a material impact to the Company's financial position or results of operations.



                                                                        F-10

                               41


                  FENTON GRAHAM MARKETING, INC.
                  (A DEVELOPMENT STAGE COMPANY)

            NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                  YEAR ENDED DECEMBER 31, 2002
        AND THE PERIODS FROM OCTOBER 17, 2001 (INCEPTION)
                  TO DECEMBER 31, 2002 AND 2001




(2)  Going Concern:

     The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. As of December 31, 2002, the Company has not generated significant revenue and has incurred substantial losses for the year ended December 31, 2002 totaling $100,662.

     There can be no assurances that sufficient financing will be available on terms acceptable to the Company or at all. If the Company is unable to obtain such financing or to increase its revenue, the Company will be forced to scale back operations, which could have an adverse effect on the Company's financial condition and results of operations. These factors raise substantial doubt about the Company's ability to continue as a going concern.

     Management intends to raise additional equity through a private equity sale and a public offering. The Company plans to use such proceeds to expand its current product offering to allow for additional services for its customers. Management anticipates revenue to grow as a result of additional services offered to its customers. Management believes that the additional financing and increase in revenue will enable the Company to generate positive operating cash flows and continue its operations. The financial statements do not include any adjustments that might result from the outcome of the uncertainty.

     Management believes that actions presently being taken to revise the Company's operating and financial requirements provide the opportunity for the Company to continue as a going concern.


(3)  Software:

     On July 12, 2002, the Company entered into an agreement, with an entity that formerly employed the Company's president, to purchase the software technology that the Company needs to implement its plan of operations. The acquired software was purchased for $20,000.



                                                                        F-11

                               42


                  FENTON GRAHAM MARKETING, INC.
                  (A DEVELOPMENT STAGE COMPANY)

            NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                  YEAR ENDED DECEMBER 31, 2002
        AND THE PERIODS FROM OCTOBER 17, 2001 (INCEPTION)
                  TO DECEMBER 31, 2002 AND 2001



(4)  Income Taxes:

     The components of the provision for income taxes for the year ended December 31, 2002 and the periods from October
     17, 2001 (inception) to December 31, 2002 and 2001 are as follows:

                                           December 31,  December 31,
                                              2002          2001
                                            ---------     --------

          Current Tax Expense
            U.S. Federal                   $         -   $         -
            State and Local                          -             -
                                           ------------  ------------

          Total current                    $         -   $         -
                                           ------------  ------------

          Deferred Tax Expense:
            U.S. Federal                   $         -   $         -
          State and Local                            -             -
                                           ------------  ------------

          Total Deferred                   $         -   $         -
                                           ============  ============

          Total Tax Provision (Benefit)
           from Continuing Operations      $         -   $         -
                                           ============  ============


     The reconciliation of the effective income tax rate to the Federal statutory rate is as follows:

          Federal Income Tax Rate                 34.0%         34.0%
          Effect of Valuation Allowance          (34.0)%       (34.0)%
                                               ---------     ---------

          Effective Income Tax Rate                0.0%          0.0%
                                               =========     =========

     At December 31, 2002 and 2001, the Company had a net carryforward loss of $106,675 and $6,013, respectively. Because of the current uncertainty of realizing the benefits of the tax carryforward, a valuation allowance equal to the tax benefits for deferred taxes has been established. The full realization of the tax benefit associated with the carryforward depends predominantly upon the Company's ability to generate taxable income during the carryforward period.

     Deferred tax assets and liabilities reflect the net tax effect of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities as of December 31, 2002 and 2001 are as follows:



                                                                       F-12


                                43


                  FENTON GRAHAM MARKETING, INC.
                  (A DEVELOPMENT STAGE COMPANY)

            NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                  YEAR ENDED DECEMBER 31, 2002
        AND THE PERIODS FROM OCTOBER 17, 2001 (INCEPTION)
                  TO DECEMBER 31, 2002 AND 2001



(4)  Income Taxes, Continued:

                                           December 31,  December 31,
                                              2002          2001
                                           -----------   -----------
          Deferred Tax Assets
            Loss carryforwards             $   44,000    $    2,500
            Less:  Valuation allowance        (44,000)       (2,500)
                                           -----------   -----------

          Net Deferred Tax Assets          $        -    $        -
                                           ===========   ===========

     Net operating loss carryforwards begin to expire in 2021.


(5)  Stockholders' Equity:

     In October 2001, the Company issued 5,000,000 shares of common stock for services valued at $5,000.

     In December 2001, the Company sold 385,000 shares of common stock at $0.10 per share for gross proceeds of $38,500, less
     $1,200 for private placement costs.

     In December 2001, an additional 295,000 shares of common stock were subscribed at $0.10 per share for a total of $29,500. During January 2002, the Company collected the subscription receivable of $29,500. The 295,000 shares of common stock were issued during the month.

     In January 2002, the Company sold an additional 320,000 shares of common stock at $0.10 per share for gross proceeds of $32,000.

     On July 5, 2002, the President and Director of the Company resigned and tendered back the 2,500,000 shares of common stock issued to him. The shares were canceled and reissued to the remaining founder as consideration for his continued service to the Company. The shares reissued were valued at $50,000, the value of the services provided.




                                                                        F-13

                               44





                  FENTON GRAHAM MARKETING, INC.
                  (A DEVELOPMENT STAGE COMPANY)

            NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                  YEAR ENDED DECEMBER 31, 2002
        AND THE PERIODS FROM OCTOBER 17, 2001 (INCEPTION)
                  TO DECEMBER 31, 2002 AND 2001



(6)  Related Party Transactions:

     The officers/directors of the Company provide office and other services without charge. Such costs are immaterial to the financial statements and, accordingly, have not been reflected therein. These individuals are involved in other business activities and may, in the future, become involved in other business opportunities.

     As of December 31, 2001, the Company was obligated to a stockholder in the amount of $1,100 for funds advanced for working capital. The funds were used to pay the cost of the sale of common stock described in Note 2. The advances bear no interest and were due upon demand. On April 8, 2002, the Company paid $1,000 of the outstanding balance.


(7)  Commitments:

     On February 1, 2002, the Company entered into a lease agreement to house its principal administrative and corporate office. The lease term is on a month-to-month basis at a cost of $1,431 per month.

     On July 1, 2002, the Company entered into a lease agreement, with an entity that through November 1, 2002 employed the Company's president, to house its computer hardware. The lease term is on a month-to-month basis at a cost of $200 per month.




                                                                        F-14

                               45


 CHANGES IN AND DISAGREEMENTSWITH ACCOUNTANTS ON ACCOUNTING AND
                      FINANCIAL DISCLOSURE

Effective January 24, 2003, the Company dismissed Merdinger, Fruchter, Rosen & Co., P.C. ("MFRC") and replaced it with Stonefield Josephson, Inc. ("SJI") as the Company's independent accountants engaged to audit its financial statements for the year ending December 31, 2002 and the periods from October 17, 2001 (inception) to December 31, 2002 and 2001. The decision to change accountants was approved by the Company's Board of Directors.

MFRC's reports on the Company's financial statements for the period from October 17, 2001 (inception) to December 31, 2001 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles, however the reports did contain a going concern explanatory paragraph.

During the Company's two most recent fiscal years, and any subsequent interim period preceding such change in accountants, there were no disagreements with MFRC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope of procedure (within the meaning of Item 304(a)(1)(iv) of Regulation S-K), and there were no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K).

During the Company's two most recent fiscal years, and any subsequent interim period preceding such change in accountants, neither the Company nor anyone on its behalf consulted SJI regarding (i) either the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's financial statements, or (ii) any matter that was either the subject of a disagreement or a reportable event (as described in the preceding paragraph).

The Company requested that MFRC review the above disclosure and furnish the Company with a letter addressed to the Commission attesting to its agreement with the disclosure or containing any new information, clarification of the Company's expression of its views, or the respect in which it does not agree with the statements made by the Company herein. Such letter is filed at
Exhibit 16.1.


               WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form SB-2 with the Securities and Exchange Commission in connection with this offering. This prospectus does not contain all of the information set forth in the registration statement, as permitted by the Rules and Regulations of the Securities and Exchange Commission. Whenever reference is made in this prospectus to any contract or other document of ours, the reference may not be complete and you should refer to the exhibits that are part of the registration statement for a copy of the contract or document.

We also file annual, quarterly and current reports and other information with the Securities and Exchange Commission. You may read and copy any report or document we file, and the

                              46

registration statement, including the exhibits, may be inspected at the Securities and Exchange Commission's public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our Securities and Exchange Commission filings are also available to the public from the SEC's website at: http://www.sec.gov.

                             EXPERTS

The audited financial statements of the Company for the year ended December 31, 2002 and the period from October 17, 2001 (inception) to December 31, 2002 and 2001 were audited by Stonefield Josephson, Inc., an independent public accounting firm with offices in Santa Monica, California. Their report regarding the Company's financial statements is included in this prospectus in reliance upon their authority as experts in accounting, auditing, and giving such reports.

                          LEGAL MATTERS

The law office of Chapman & Flanagan, Ltd., Las Vegas, Nevada, has acted as the Company's legal counsel regarding the validity of the securities being offered by this prospectus.

                              47


              Outside back cover page of prospectus

Until _____________, 20___, all dealers that effect transactions in these securities, whether or not participating in the offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

No person is authorized to give any information or to make any representation other than those contained in this prospectus, and if given or made, such information or representation must not be relied upon as having been authorized. This prospectus does constitute an offer to sell or a solicitation of an offer to buy any securities other than the shares offered by this prospectus or an offer to sell or a solicitation of an offer to buy the shares in any jurisdiction to any person to whom it is unlawful to make such an offer or solicitation in such jurisdiction.

                 -------------------------------

                     Up to 1,000,000 Shares

                  Fenton Graham Marketing, Inc.

                          Common Stock

                 -------------------------------

                           Prospectus

                 -------------------------------

                  Fenton Graham Marketing, Inc.
                 13215 Verde River Drive, Unit 1
                    Fountain Hills, AZ 85268
                         (480) 836-8720